Morgan Stanley Dean Witter Capital I Inc.,

Commercial Mortgage Pass Through Certificates Series 2002 IQ2
Aggregate Statement of Principal and Interest Distributions to Certificateholders
for 200201 to 200212

Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.00	0.00
R 2	0.00	0.00	0.00
A 1	8,057,052.15	2,350,567.63	109,942,947.85
A 2	0.00	3,392,700.00	131,500,000.00
A 3	0.00	4,167,600.00	151,000,000.00
A 4	0.00	7,526,862.00	262,260,000.00
B	0.00	750,293.28	25,305,000.00
C	0.00	744,498.00	24,330,000.00
D	0.00	242,533.92	7,786,000.00
E	0.00	265,359.89	7,786,000.00
F	0.00	272,721.56	7,785,000.00
G	0.00	213,636.95	5,840,000.00
H	0.00	280,768.20	9,732,000.00
J	0.00	168,455.16	5,839,000.00
K	0.00	112,313.04	3,893,000.00
L	0.00	112,313.04	3,893,000.00
M	0.00	84,241.98	2,920,000.00
N	0.00	84,213.18	2,919,000.00
O	0.00	224,642.32	7,786,561.71
R 3	0.00	0.00	0.00
X 1	0.00	1,219,591.49	770,517,509.56
X 2	0.00	6,158,499.53	691,924,000.00